1347 PROPERTY INSURANCE HOLDINGS, INC. 8-K

EXHIBIT 10.1

May 23, 2017

Dan Case

Dan,

It is our pleasure to extend to you this offer to join the team as an employee of Maison Managers, Inc (the “Company”).

The following is a summary of the terms of this offer, which is contingent upon satisfactory completion of the pre-employment requirements listed below. It is our understanding that you are not subject to any agreement that would restrict your employment opportunities. Should this not be the case, please let us know immediately.

●	Your position will be that of Chief Operating Officer, reporting to Doug Raucy, with your first day of employment set to be May 15, 2017.

●	Your Base Pay will be $275,000.00 annually, paid in the amount of $11,458.33 on the 15th and last day of each month.

●	You will receive a signing bonus of $30,000, paid on either the 15th or last day of the month following 30 days of continuous employment with the Company.

●	The Company will reimburse you for all reasonable travel expenses to and from Dallas, Texas and Tampa, Florida including airfare and hotels for a period of 13 months following your first day of employment. Travel expenses will be subject to the standard travel policies of the Company and will be restricted to the employee only (i.e. not to include family travel). In addition to travel expenses, the Company will provide a moving allowance of up to $30,000 to pay for your permanent relocation to Tampa, FL and related moving expenses.

●	You will have the opportunity to purchase up to 68,027 shares of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) common stock on the open market or in direct purchases from the company in the 6 months following your first day of employment with the Company. You will receive a match equal to two restricted stock units (“RSUs”) for each share of common stock acquired by you. The RSUs will vest 20% per year for each of the five years following the qualification date for participation based on your continued service with the Company. The matching grant shall be made as soon as administratively possible after the end of the purchase period. The aggregate maximum number of shares of PIH that may be acquired by you pursuant to this arrangement, including through open market purchases, purchases from the Company and grants from the Company, is 204,081. Any shares purchased directly from the Company will be made at a price equal to the closing price of the Company’s common stock on the prior trading day, but not less than the latest quarter end published book value per share.

●	You will also be eligible for an annual bonus which shall be determined based upon various performance metrics as mutually agreed upon between you and the Compensation Committee of the Board of Directors of 1347 Property Insurance Holdings, Inc. Furthermore, you will be considered for equity-based compensation granted to the Company’s executives on an annual basis and at the discretion of the Company’s Board of Directors.

●	Life, Health, Dental, Disability and other ancillary benefits are available through your employment with the Company and will be covered during your orientation should you decide to accept this employment offer. You will become eligible for benefits on the first of the month following 30 days of continuous employment with the Company.

●	You will also be eligible to participate in the Company-sponsored 401(k) Plan following 30 days of continuous employment with the Company.

●	The Company is committed to providing its employees with a safe and drug-free workplace and therefore, all employment offers are contingent upon the successful completion of a pre-employment drug screen. Failure to schedule and complete the drug screen may result in the rescission of your employment offer.

●	Your employment is also contingent upon the successful completion of a background check which does not reveal any item in your past that (in the sole opinion of the Company) would prevent you from being successful at your job.

●	While it is our sincere hope that our working relationship will be a long and fulfilling one, we remind you that the Company is an At Will employer. As such, the Company does not offer employment on a fixed-term basis. Your employment will be “At Will”, meaning that you will not have an employment contract for a specific duration. The Company can terminate the employment relationship at any time for any non-discriminatory reason, with or without cause.

By signing this offer of employment, you agree and acknowledge that (i) you have not relied, and are not relying on any oral or written statements, promises or representation made by any employee, agent, or representative of the Company that are not expressly set forth in this letter, and (ii) you are not bound by any agreement or obligation that would restrict you from performing the functions of your position to the best of your ability.

We would be delighted to have you join the Company and participate in its anticipated success. Please acknowledge your understanding of the foregoing by signing and dating below and returning this letter via email to Kyle Cerminara, Chairman of the Compensation Committee of the Board of Directors of 1347 Property Insurance Holdings, Inc. at kyle@fundamentalglobal.com. Should you have any questions regarding this offer, you can contact either Kyle at 704-677-0534 or Doug at 813-579-6210. This letter agreement is the complete agreement between the Company and you with respect to the subject matter hereof and supersedes any prior discussions, negotiations, offer letters or agreements between the Company and you relating to such subject matter.

Sincerely,

/s/ Douglas N. Raucy

President and Chief Executive Officer

I have read, understand, and acknowledge all the terms of this letter and accept employment with the Company under these terms. I understand that this is an employment-at-will relationship. I understand that this letter is the sole component of this offer of employment.

/s/ Dan Case

May 23, 2017